Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
June 26, 2009	763-493-6370 / www.mocon.com

MOCON Announces New $2 Million Repurchase Program for Common Stock

MINNEAPOLIS, MN, June 26, 2009 — MOCON, Inc. (NasdaqGM:MOCO) announced today that its board of directors has approved a share repurchase program for the company to repurchase up to two million dollars of its common stock.  This program is intended to be implemented through purchases made through either the open market or privately negotiated transactions from time to time, in accordance with Securities and Exchange Commission requirements.  The timing and extent to which the company repurchases its shares will depend upon market conditions and other corporate considerations.  The repurchase program does not have an expiration date.

Robert L. Demorest, MOCON President and CEO, said, “We are pleased to announce that our board has authorized a new share repurchase program because it is a reflection of our board’s confidence in the company’s financial strength and our overall commitment to our shareholders.”

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.